EXHIBIT 5




                                           August 4, 2000

   Securities and Exchange Commission
   450 Fifth Street, N.W.
   Washington, D. C. 20549-1004

        RE:  ARVINMERITOR, INC. - REGISTRATION OF 83,400 SHARES
             OF COMMON STOCK ON FORM S-3

   Ladies and Gentlemen:

        We have acted as special counsel to ArvinMeritor, Inc., an Indiana corporation (the "Company"), in connection with the Company's filing of a Registration Statement on Form S-3 (the "Registration Statement") covering 83,400 shares of common stock, $1 par value per share (and the associated preferred share purchase rights) of the Company (the "Shares") to be issued under the ArvinMeritor, Inc. Employee Stock Benefit Plan (the "Plan").

        In this connection we have made such investigation and have examined such documents as we have deemed necessary in order to enable us to render the opinion contained herein.

        Based upon the foregoing, we are of the opinion that the Shares, when issued in accordance with the terms of the Plan, and pursuant to the Registration Statement, will be legally issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                      Very truly yours,

                                      SCHIFF HARDIN & WAITE



                                      By: /s/Frederick L. Hartmann
                                          ------------------------
                                             Frederick L. Hartmann